EXHIBIT 99.1

Gladstone Investment Increases Monthly Cash Distributions to Common Stockholders and Announces Monthly Cash Distributions, including a Supplemental Distribution to Common Stockholders, and Second Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., Oct. 10, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders, increasing distributions to common stockholders by more than 1%.  The Company also announced it will pay a supplemental distribution of $0.06 per share to holders of its common stock in December 2017. In this regard, the Company anticipates continuing to pay semi-annual, supplemental distributions each fiscal year. These payments are generally expected to be primarily made from undistributed net capital gains, but may also be made from undistributed net investment income, which the Company anticipates it will continue to generate in the future. The Company’s board of directors will evaluate the amount and timing of additional, semi-annual, supplemental distributions in future periods.  The Company also announced its plan to report earnings for the second fiscal quarter ended September 30, 2017.

Common Stock: $0.065 per share of common stock for each of October, November and December 2017, payable per the table below. The Company has paid 147 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.065
November 20	November 30	$0.065
December 5	December 15	$0.06*
December 19	December 29	$0.065
Total for the Quarter:		$0.255

* Denotes supplemental distribution to common stockholders.

Series B Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) for each of October, November and December 2017, payable per the table below. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.140625
November 20	November 30	$0.140625
December 19	December 29	$0.140625
Total for the Quarter:		$0.421875

Series C Term Preferred Stock: $0.135417 per share of the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”) for each of October, November and December 2017, payable per the table below. The Series C Term Preferred Stock trades on the NASDAQ under the symbol “GAINN.”

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.135417
November 20	November 30	$0.135417
December 19	December 29	$0.135417
Total for the Quarter:		$0.406251

Series D Term Preferred Stock: $0.13020833 per share of the Company’s 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of October, November and December 2017, payable per the table below. The Series D Term Preferred Stock trades on the NASDAQ under the symbol “GAINM.”

Record Date	Payment Date	Cash Distribution
October 20	October 31	$0.13020833
November 20	November 30	$0.13020833
December 19	December 29	$0.13020833
Total for the Quarter:		$0.39062499

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Wednesday, November 1, 2017, for the second quarter ended September 30, 2017. The Company will hold a conference call on Thursday, November 2, 2017 at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 376-7516 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through December 2, 2017. To hear the replay, please dial (855) 859-2056 and use playback conference number 54419498.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will also be archived and available for replay on the Company’s website through January 2, 2018.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Investment Corporation, +1-703-287-5893